Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2013 Results (Unaudited)

Second Quarter 2013 Summary

●	Total assets increase 32.8% from December 31, 2012 to $1.6 billion
●	Successfully closed acquisition of San Diego Trust Bank
●	Net loss of $0.02 per diluted share includes $5.0 million of merger-related expense
●	Adjusted earnings of $0.19 per diluted share, before non-recurring merger-related expense
●	Total loans increase 12% from end of first quarter 2013
●	Total loan production increases to $124 million during the second quarter of 2013
●	Non-interest bearing deposits increase $28.5 million from end of first quarter of 2013 to 26% of the overall deposit base
●	Non-Performing Assets to Total Assets of 0.21%
●	Net interest margin of 4.01% reflects excess liquidity following acquisitions

Irvine, Calif., July 23, 2013 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported adjusted earnings for the second quarter of 2013 of $3.0 million, or $0.19 per share on a diluted basis, before non-recurring merger-related expenses, compared with adjusted earnings for the first quarter of 2013 of $3.1 million, or $0.20 per share on a diluted basis, before non-recurring merger-related expenses.  For the three months ended June 30, 2013, the Company’s adjusted return on average assets was 0.86% and adjusted return on average equity was 7.59%, compared with an adjusted return on average assets of 1.05% and an adjusted return on average equity of 8.78% for the three months ended March 31, 2013.

Taking into account the one-time  merger-related expenses incurred in the second quarter in connection with the acquisition of San Diego Trust Bank (“San Diego Trust”) and in the first quarter in connection with the acquisition of First Associations Bank (“First Associations”) of $5.0 million and $1.7 million, respectively, the Company recorded a net loss of $249,000, or $0.02 per share on a diluted basis, for the second quarter of 2013, compared to net income of $2.0 million, or $0.13 per share on a diluted basis, for the first quarter of 2013.
●
Steven R. Gardner, President and Chief Executive Officer of the Company, commented on the results, “We saw a significant improvement in business development activity in the second quarter, as our loan production increased by 64% to $147 million.  Our loan production was broadly diversified, with strong growth coming in owner-occupied commercial real estate, C&I and investor owned commercial real estate loans.  The growth in these areas helped to offset a decline we saw in warehouse lending due to the impact of higher mortgage rates.

“We are beginning to gain traction in the businesses where we have recently added additional talent, including SBA, HOA and construction lending, which complements our strong C&I and CRE platforms and improves our ability to generate quality assets.  Our loan pipeline continues to be very healthy at $205 million as of July 22, 2013, which should result in strong loan growth in the second half of the year.  Additionally, the former customers of San Diego Trust Bank have been very receptive to the acquisition thus far and we anticipate that our expanded product offerings will allow us to gain substantive market share throughout the San Diego market.”

“We have completed the integration and conversion of First Associations Bank’s former customer accounts and anticipate the conversion of San Diego Trust Bank systems to occur early in the fourth quarter.  We are excited about the prospects for our franchise as these two acquisitions create a strong platform for profitable growth in the future and have markedly improved our deposit base which positions us well for a rising interest rate environment.  We have realized a significant amount of excess liquidity by adding the attractive deposit bases of these two institutions, which has had the immediate effect of compressing our net interest margin.  As we redeploy this liquidity into higher yielding assets and allow higher cost time deposits to runoff, we expect to see a steady improvement in our net interest margin and a higher level of profitability in the future,” said Mr. Gardner.

Net Interest Income and Net Interest Margin

Net interest income totaled $13.6 million in the second quarter of 2013, up $690,000 or 5.3%, compared to the first quarter of 2013.  The increase in net interest income reflected higher average interest-earning assets of $228.2 million, partially offset by a decrease in net interest margin.  The increase in average interest-earning assets during the second quarter of 2013 was primarily from a $163.0 million increase in securities, a $35.9 million increase in loans, and a $29.3 million increase in cash and cash equivalents.

The net interest margin for the second quarter of 2013 was 4.01%, compared with 4.62% in the first quarter of 2013.  The decrease in net interest margin is primarily attributable to a decrease in yield on average interest-earning assets of 69 basis points, primarily from a higher mix of lower yielding investment securities, which were acquired in our acquisition of First Associations that closed in the first quarter of 2013 and a decrease in our loan portfolio yield. The loan portfolio yield for the second quarter was 5.69%, 16 basis points lower than the first quarter and reflected lower rates on loan originations. Partially offsetting this decrease was lower deposit costs of 8 basis points resulting from an improved mix of lower cost deposits associated with the First Associations and San Diego Trust acquisitions.

Provision for Loan Losses

We recorded a $322,000 provision for loan losses during the second quarter of 2013, compared with $296,000 provision for loan losses for the first quarter of 2013.  Stable credit quality metrics and the recent charge-off history within our loan portfolio were significant factors in estimating the adequacy of our allowance for loan losses.  Net loan charge-offs amounted to $322,000 in the second quarter of 2013, up $26,000 from $296,000 experienced during the first quarter of 2013.

Noninterest income

Noninterest income for the second quarter of 2013 amounted to $2.4 million, up $707,000 or 41.0%, compared to the first quarter of 2013.  The increase was primarily attributable to the sale of $101.7 million in securities primarily acquired from First Associations for a gain of $1.1 million in the current quarter, as there were no sales of securities in the prior quarter, and other income of $106,000, partially offset by a decrease in gain on sale of loans of $501,000.

Noninterest Expense

Noninterest expense totaled $15.9 million for the second quarter of 2013, up $4.7 million or 41.8%, compared to the first quarter of 2013.  The increase primarily related to higher costs in the second quarter of 2013 when compared to the first quarter of 2013 associated with the following expense categories:

●	One-time merger related expenses increased by $3.2 million;
●
Compensation and benefits costs increased by $590,000, primarily due to the increase in employees for a full quarter from the First Associations acquisition and new hires in the lending and credit areas to increase our production of commercial and industrial (“C&I”) loans, commercial real estate (“CRE”) loans, Small Business Administration (“SBA”) loans, homeowner association (“HOA”) loans, and construction loans;

●	Other real estate owned operations increased by $537,000.

These higher costs were partially offset by a decline of $346,000 in legal, audit and professional fees.

Income Tax

Operating results during the second quarter of 2013 included $955,000 of merger costs that were treated as non-deductible for tax purposes. These expenses were largely the cause for a negative effective tax rate of 57.6% for the second quarter of 2013, compared to an effective tax rate of 37.4% in the first quarter of 2013.  The merger costs also primarily impacted the difference between the effective tax rate for the first half of 2013 at 42.4%, compared to 39.0% for the same comparable period of 2012.

Assets and Liabilities

At June 30, 2013, assets totaled $1.6 billion, up $151.8 million or 10.8% from March 31, 2013 and up $384.7 million or 32.8% from December 31, 2012.  The increase in assets since year-end 2012 was primarily related to the acquisitions of First Associations, which added assets at the acquisition date of $394.1 million, partially offset by $78.5 million of First Associations deposits held by the Bank prior to the acquisition and San Diego Trust, which added assets at the acquisition date of $201.1 million.  Partially offsetting these acquisition increases was a decrease of $82.3 million in deposits and to pay down of $67.4 million of Federal Home Loan Bank (“FHLB”) borrowings.  The increase in assets from March 31, 2013 was primarily related to the acquisition of San Diego Trust, which included at the acquisition date $124.8 million in securities, $42.4 million in loans, $14.1 million in cash, $6.4 million in goodwill, $5.8 million in bank owned life insurance and $7.6 million in other assets.

Investment securities available for sale totaled $313.0 million at June 30, 2013, up $11.9 million or 3.9% from March 31, 2013, and up $229.0 million or 272.4% from December 31, 2012.  The increase in securities since year-end 2012 was primarily due to the First Associations acquisition in March, which added $222.4 million at the acquisition date and the San Diego Trust acquisition in June, which added $124.8 million at the acquisition date, partially offset by the sale of $101.7 million of securities in the second quarter of 2013, and $16.6 million in principal pay downs.  The investment activity in the second quarter of 2013 included the acquisition of San Diego Trust and sales of securities described above, and principal payments of $10.8 million.

Net loans held for investment totaled $1.0 billion at June 30, 2013, an increase of $113.6 million or 12.2% from March 31, 2013 and an increase of $73.2 million or 7.5% from December 31, 2012.  The increase in loans from December 31, 2012 was primarily related to an increase in business loan balances of $20.2 million and real estate loan balances of $49.7 million.  The increase in loans from the end of the first quarter was primarily related to an increase in loan balances of commercial non-owner occupied of $39.8 million, multi-family of $33.7 million, commercial owner occupied of $35.2 million and C&I of $5.6 million.

During the second quarter of 2013, commitments on our warehouse repurchase facility credits increased $3.4 million to total $317.3 million with our end of period utilization rates for these loans dropping from 44.3% at March 31, 2013 to 42.7% at June 30, 2013.  Our average daily outstanding balance for these warehouse facilities decreased $19.6 million to $125.7 million when comparing the second quarter with the first quarter of 2013.

Loan activity during the second quarter of 2013 included loan originations of $123.8 million, loans acquired from San Diego Trust of $43.0 million and loan purchases of $23.2 million, partially offset by an increase in undisbursed loan funds of $39.7 million, loan repayments of $33.4 million and loan sales of $2.2 million.  At June 30, 2013, our loan to deposit ratio was 80.6%, up from 79.7% at March 31, 2013, but down from 109.0% at December 31, 2012.

Deposits totaled $1.3 billion at June 30, 2013, up $128.5 million or 10.8% from March 31, 2013 and up $409.4 million or 45.3% from December 31, 2012.  The increase over both prior periods was primarily related to our acquisition activity.  In the first quarter of 2013, the First Associations acquisition added deposits of $356.8 million at a cost of 21 basis points at the closing of the acquisition, partially offset by $78.5 million of First Associations deposits held by the Bank prior to acquisition.  In the second quarter of 2013, the San Diego Trust acquisition added deposits of $183.9 million at a cost of 23 basis points at closing of the acquisition.  Excluding the deposit acquisition increases and $49.0 million of First Association’s deposits held at December 31, 2012, we had an adjusted net decrease in deposits of $55.4 million in the second quarter of 2013 and $82.3 million in the first half of 2013.  The net decrease in deposits for both the current quarter and the current year-to-date period primarily resulted from lowering our pricing on certificates of deposits, which resulted in a desired runoff upon maturity.

Within particular deposit categories during the second quarter of 2013, the Company had increases in interest-bearing transaction accounts of $112.1 million and noninterest-bearing accounts of $28.5 million, partially offset by a decrease in retail certificates of deposit of $13.0 million. These deposit changes have increased the mix of our transaction accounts to 74.3% at June 30, 2013, up from 60.1% at year-end 2012. The total end of period cost of deposits at both June 30, 2013 was 0.35%, down from 0.37% at March 31, 2013 and 0.51% at December 31, 2012.

The Company expects to see improvement in deposit costs as its higher cost certificates of deposit mature and either reprice lower or leave the Bank.  At June 30, 2013, we had certificates of deposit maturing in the third quarter of $90.6 million at a weighted average rate of 0.89% and in the fourth quarter of $128.1 million at a weighted average rate of 0.85%.

At June 30, 2013, total borrowings amounted to $58.4 million, up $3.9 million or 7.1% from March 31, 2013, but down $67.4 million or 53.6% from December 31, 2012.  The decrease since year-end 2012 was primarily related to the reduction of FHLB overnight advances previously taken out to fund loans, partially offset by $19.6 million in repurchase agreement debt.  The increase from the prior quarter was wholly related to the repurchase agreement debt.  Total borrowings at June 30, 2013 represented 3.7% of total assets and had an end of period weighted average cost of 2.13%, compared with 3.9% of total assets at a weighted average cost of 2.29% at March 31, 2013, and 10.7% of total assets at a weighted average cost of 1.19% at December 31, 2012.

Asset Quality

At June 30, 2013, nonperforming assets totaled $3.2 million or 0.21% of total assets, down from $4.7 million or 0.33% of total assets at March 31, 2013.  During the second quarter of 2013, nonperforming loans decreased $1.1 million to total $2.0 million and other real estate owned decreased $375,000 to total $1.2 million.

Our allowance for loan losses at June 30, 2013 was $8.0 million, unchanged from March 31, 2013.  The allowance for loan losses as a percent of nonaccrual loans was 393.4% at June 30, 2013, up from 257.7% at March 31, 2013.  At June 30, 2013, the ratio of allowance for loan losses to total gross loans was 0.75%, down from 0.85% at March 31, 2013.

Capital Ratios

At June 30, 2013, our ratio of tangible common equity to total assets was 9.36%, with a tangible book value of $8.62 per share and a book value per share of $10.15.

At June 30, 2013, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.97%, tier 1 risked-based capital of 13.34% and total risk-based capital of 14.07%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At March 31, 2013, the Company had a ratio for tier 1 leverage capital of 11.15%, tier 1 risked-based capital of 13.54% and total risk-based capital of 14.27%.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 23, 2013 to discuss its financial results.  Analysts and investors may participate in the question-and-answer session.  The conference call will be webcast live on the Investor Relations section of the Company’s website www.ppbi.com and an archived version of the webcast will be available in the same location shortly after the live call has ended.  The conference call can be accessed by telephone at (888) 549-7750, conference ID 4630165.  Additionally a telephone replay will be made available through July 30, 2013 at (800) 406-7325, conference ID 4630165.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach and one office in Dallas, Texas.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2012 Annual Report on Form 10-K, as amended, of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
ASSETS	2013	2013	2012	2012	2012
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Cash and due from banks	$103,946	$99,431	$59,325	$58,216	$64,945
Federal funds sold	26	27	27	27	27
Cash and cash equivalents	103,972	99,458	59,352	58,243	64,972
Investment securities available for sale	313,047	301,160	84,066	114,250	146,134
Securities held to maturity	11,917	10,974	11,247	12,191	12,744
Loans held for sale, net	3,617	3,643	3,681	4,728	2,401
Loans held for investment	1,055,430	941,828	982,207	859,373	795,319
Allowance for loan losses	(7,994)	(7,994)	(7,994)	(7,658)	(7,658)
Loans held for investment, net	1,047,436	933,834	974,213	851,715	787,661
Accrued interest receivable	5,766	4,898	4,126	3,933	3,968
Other real estate owned	1,186	1,561	2,258	5,521	9,339
Premises and equipment	9,997	8,862	8,575	10,067	9,429
Deferred income taxes	8,644	2,646	6,887	5,515	5,585
Bank owned life insurance	23,674	17,701	13,485	13,362	13,240
Intangible assets	7,135	4,463	2,626	2,703	2,781
Goodwill	18,234	11,854	-	-	-
Other assets	3,833	5,601	3,276	7,108	6,781
TOTAL ASSETS	$1,558,458	$1,406,655	$1,173,792	$1,089,336	$1,065,035
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$345,063	$316,536	$213,636	$211,410	$150,538
Interest bearing:
Transaction accounts	631,951	519,828	329,925	266,478	327,556
Retail certificates of deposit	332,015	344,968	361,207	417,982	435,097
Wholesale certificates of deposit	5,160	4,387	-	-	-
Total deposits	1,314,189	1,185,719	904,768	895,870	913,191
FHLB advances and other borrowings	48,082	44,191	115,500	75,500	28,500
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Accrued expenses and other liabilities	17,066	8,846	8,697	7,770	16,965
TOTAL LIABILITIES	1,389,647	1,249,066	1,039,275	989,450	968,966
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; 25,000,000 shares authorized; shares issued and outstanding of 16,635,786, 15,437,531, 13,661,648, 10,343,434 and 10,329,934 at June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively	166	154	137	103	103
Additional paid-in capital	142,759	128,075	107,453	76,414	76,258
Retained earnings	27,545	27,794	25,822	22,011	18,549
Accumulated other comprehensive income (loss), net of tax (benefit) of ($1,160), $1,095, $772, $950 and $810 at June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively	(1,659)	1,566	1,105	1,358	1,159
TOTAL STOCKHOLDERS’ EQUITY	168,811	157,589	134,517	99,886	96,069
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,558,458	$1,406,655	$1,173,792	$1,089,336	$1,065,035

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
INTEREST INCOME
Loans	$13,688	$13,396	$12,098	$27,084	$23,335
Investment securities and other interest-earning assets	1,248	839	948	2,087	1,827
Total interest income	14,936	14,235	13,046	29,171	25,162
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	280	218	223	498	552
Interest on certificates of deposit	753	801	1,224	1,554	2,651
Total interest-bearing deposits	1,033	1,019	1,447	2,052	3,203
FHLB advances and other borrowings	238	240	235	478	470
Subordinated debentures	76	77	82	153	166
Total interest expense	1,347	1,336	1,764	2,683	3,839
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	13,589	12,899	11,282	26,488	21,323
PROVISION FOR LOAN LOSSES	322	296	-	618	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,267	12,603	11,282	25,870	21,323
NONINTEREST INCOME
Loan servicing fees	318	326	214	644	391
Deposit fees	457	440	472	897	973
Net gain from sales of loans	222	723	10	945	10
Net gain from sales of investment securities	1,068	-	174	1,068	174
Other-than-temporary impairment loss on investment securities, net	(5)	(30)	(45)	(35)	(82)
Gain on FDIC transaction	-	-	5,340	-	5,340
Other income	371	265	364	636	662
Total noninterest income	2,431	1,724	6,529	4,155	7,468
NONINTEREST EXPENSE
Compensation and benefits	5,687	5,097	3,947	10,784	7,467
Premises and occupancy	1,329	1,293	981	2,622	1,859
Data processing and communications	755	635	817	1,390	1,184
Other real estate owned operations, net	574	37	590	611	737
FDIC insurance premiums	196	140	168	336	301
Legal, audit and professional expense	249	595	552	844	1,038
Marketing expense	264	206	264	470	479
Office and postage expense	322	263	217	585	380
Loan expense	184	248	177	432	413
Deposit expense	515	160	34	675	97
Merger related expense	4,978	1,745	-	6,723	-
Other expense	803	760	458	1,563	891
Total noninterest expense	15,856	11,179	8,205	27,035	14,846
NET INCOME (LOSS) BEFORE INCOME TAXES	(158)	3,148	9,606	2,990	13,945
INCOME TAX	91	1,176	3,795	1,267	5,442
NET INCOME (LOSS)	$(249)	$1,972	$5,811	$1,723	$8,503

EARNINGS (LOSS) PER SHARE
Basic	$(0.02)	$0.14	$0.56	$0.12	$0.82
Diluted	$(0.02)	$0.13	$0.54	$0.11	$0.80

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,516,537	14,355,407	10,329,934	14,939,179	10,332,935
Diluted	15,516,537	15,117,216	10,669,005	15,721,262	10,647,590

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Profitability and Productivity
Net interest margin	4.01%	4.62%	4.64%	4.28%	4.48%
Noninterest expense to average total assets	4.51	3.82	3.21	4.19	2.98
Efficiency ratio (1)	69.95	67.60	61.98	68.81	60.64
Return on average assets	(0.07)	0.67	2.28	0.27	1.71
Return on average equity	(0.63)	5.65	25.21	2.30	18.88

Asset and liability activity
Loans originated and purchased	$189,443	$116,258	$176,769	$305,701	$210,074
Repayments	(33,375)	(45,244)	(56,967)	(78,619)	(92,186)
Loans sold	(2,172)	(5,048)	(584)	(7,220)	(584)
Increase (decrease) in loans, net	113,576	(40,417)	102,921	73,159	59,995
Increase in assets	151,803	232,863	79,864	384,666	103,907
Increase in deposits	128,470	280,951	66,474	409,421	84,314
Increase (decrease) in borrowings	3,891	(71,309)	-	(67,418)	-

(1) Represent the ratio of noninterest expense less OREO operations and merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, and gain on FDIC transactions.

	Average Balance Sheet
	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2013			March 31, 2013			June 30, 2012
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$98,451	$60	0.24%	$69,143	$37	0.22%	$72,988	$35	0.19%
Federal funds sold	26	-	0.00%	27	-	0.00%	27	-	0.00%
Investment securities	297,912	1,188	1.60%	134,895	802	2.38%	163,151	913	2.24%
Loans receivable, net (1)	964,486	13,688	5.69%	928,577	13,396	5.85%	736,178	12,098	6.57%
Total interest-earning assets	1,360,875	14,936	4.40%	1,132,642	14,235	5.09%	972,344	13,046	5.36%
Noninterest-earning assets	44,064			38,911			48,880
Total assets	$1,404,939			$1,171,553			$1,021,224
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$309,311	$-	0.00%	$237,081	$-	0.00%	$140,352	$-	0.00%
Interest-bearing:
Transaction accounts	521,784	280	0.22%	379,638	218	0.23%	323,813	223	0.28%
Retail certificates of deposit	336,165	745	0.89%	349,471	800	0.93%	416,818	1,221	1.18%
Wholesale certificates of deposit	4,690	8	0.68%	833	1	0.49%	3,514	3	0.34%
Total deposits	1,171,950	1,033	0.35%	967,023	1,019	0.43%	884,497	1,447	0.66%
FHLB advances and other borrowings	53,891	238	1.77%	44,769	240	2.17%	28,588	235	3.31%
Subordinated debentures	10,310	76	2.96%	10,310	77	3.03%	10,310	82	3.20%
Total borrowings	64,201	314	1.96%	55,079	317	2.33%	38,898	317	3.28%
Total deposits and borrowings	1,236,151	1,347	0.44%	1,022,102	1,336	0.53%	923,395	1,764	0.77%
Other liabilities	9,645			9,766			5,627
Total liabilities	1,245,796			1,031,868			929,022
Stockholders' equity	159,143			139,685			92,202
Total liabilities and equity	$1,404,939			$1,171,553			$1,021,224
Net interest income		$13,589			$12,899			$11,282
Net interest rate spread (2)			3.96%			4.56%			4.59%
Net interest margin (3)			4.01%			4.62%			4.64%
Ratio of interest-earning assets to deposits and borrowings			110.09%			110.81%			105.30%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

	Average Balance Sheet
	Six Months Ended			Six Months Ended
	June 30, 2013			June 30, 2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$83,879	$98	0.24%	$84,583	$86	0.20%
Federal funds sold	27	-	0.00%	27	-	0.00%
Investment securities	216,854	1,989	1.83%	149,683	1,741	2.33%
Loans receivable, net (1)	946,631	27,084	5.77%	717,551	23,335	6.50%
Total interest-earning assets	1,247,391	29,171	4.71%	951,844	25,162	5.28%
Noninterest-earning assets	41,789			44,690
Total assets	$1,289,180			$996,534
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$273,440	$-	0.00%	$129,269	$-	0.00%
Interest-bearing:
Transaction accounts	451,104	498	0.22%	309,614	552	0.36%
Retail certificates of deposit	342,782	1,545	0.91%	420,226	2,649	1.27%
Wholesale certificates of deposit	2,772	9	0.65%	1,757	2	0.23%
Total deposits	1,070,098	2,052	0.39%	860,866	3,203	0.75%
FHLB advances and other borrowings	49,355	478	1.95%	28,577	470	3.31%
Subordinated debentures	10,310	153	2.99%	10,310	166	3.24%
Total borrowings	59,665	631	2.13%	38,887	636	3.29%
Total deposits and borrowings	1,129,763	2,683	0.48%	899,753	3,839	0.86%
Other liabilities	9,685			6,689
Total liabilities	1,139,448			906,442
Stockholders' equity	149,732			90,092
Total liabilities and equity	$1,289,180			$996,534
Net interest income		$26,488			$21,323
Net interest rate spread (2)			4.23%			4.42%
Net interest margin (3)			4.28%			4.48%
Ratio of interest-earning assets to deposits and borrowings			110.41%			105.79%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	10.97%	12.55%	12.07%	9.48%	9.48%
Tier 1 risk-based capital ratio	13.34%	14.43%	12.99%	11.04%	11.28%
Total risk-based capital ratio	14.07%	15.23%	13.79%	11.88%	12.18%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	11.15%	12.84%	12.71%	9.58%	9.60%
Tier 1 risk-based capital ratio	13.54%	14.61%	13.61%	11.09%	11.35%
Total risk-based capital ratio	14.27%	15.40%	14.43%	11.93%	12.26%
Tangible common equity ratio (1)	9.36%	10.16%	11.26%	8.94%	8.78%

Share Data
Book value per share	$10.15	$10.21	$9.85	$9.66	$9.30
Tangible book value per share (1)	8.62	9.15	9.65	9.40	9.03
Closing stock price	12.22	13.15	10.24	9.54	8.40

 (1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts.  We calculate the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common shareholders' equity by shares outstanding.  We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.  Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholder’s equity and book value per share is set forth below.

GAAP Reconciliation

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Total stockholders' equity	$168,811	$157,589	$134,517	$99,886	$96,069
Less: Intangible assets	(25,369)	(16,317)	(2,626)	(2,703)	(2,781)
Tangible common equity	$143,442	$141,272	$131,891	$97,183	$93,288

Book value per share	$10.15	$10.21	$9.85	$9.66	$9.30
Less: Intangible book value per share	(1.53)	(1.06)	(0.20)	(0.26)	(0.27)
Tangible book value per share	$8.62	$9.15	$9.65	$9.40	$9.03

Total assets	$1,558,458	$1,406,655	$1,173,792	$1,089,336	$1,065,035
Less: Intangible assets	(25,369)	(16,317)	(2,626)	(2,703)	(2,781)
Tangible assets	$1,533,089	$1,390,338	$1,171,166	$1,086,633	$1,062,254

Tangible common equity ratio	9.36%	10.16%	11.26%	8.94%	8.78%

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Loan Portfolio
Business loans:
Commercial and industrial	$146,240	$140,592	$115,354	$88,105	$84,191
Commercial owner occupied (1)	201,802	166,571	150,934	148,139	150,428
SBA	5,820	5,116	6,882	4,736	3,995
Warehouse facilities	135,317	138,935	195,761	112,053	61,111
Real estate loans:
Commercial non-owner occupied	295,767	256,015	253,409	262,046	242,700
Multi-family	172,797	139,100	156,424	173,484	183,742
One-to-four family (2)	84,672	87,109	97,463	62,771	56,694
Construction	2,135	-	-	308	281
Land	10,438	7,863	8,774	11,005	11,191
Other loans	4,969	4,690	1,193	2,191	4,019
Total gross loans (3)	1,059,957	945,991	986,194	864,838	798,352
Less loans held for sale, net	(3,617)	(3,643)	(3,681)	4,728	(2,401)
Total gross loans held for investment	1,056,340	942,348	982,513	860,110	795,951
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	(910)	(520)	(306)	(737)	(632)
Allowance for loan losses	(7,994)	(7,994)	(7,994)	(7,658)	(7,658)
Loans held for investment, net	$1,047,436	$933,834	$974,213	$851,715	$787,661

Asset Quality
Nonaccrual loans	$2,032	$3,102	$2,206	$6,280	$8,426
Other real estate owned	1,186	1,561	2,258	5,521	9,339
Nonperforming assets	$3,218	4,663	$4,464	11,801	$17,765
Allowance for loan losses	7,994	7,994	7,994	7,658	7,658
Allowance for loan losses as a percent of total nonperforming loans	393.41%	257.70%	362.38%	121.94%	90.89%
Nonperforming loans as a percent of gross loans	0.19	0.33	0.22	0.73	1.06
Nonperforming assets as a percent of total assets	0.21	0.33	0.38	1.08	1.67
Net loan charge-offs for the quarter ended	$322	$296	$270	$145	$458
Net loan charge-offs for quarter to average total loans, net	0.13%	0.13%	0.12%	0.07%	0.25%
Allowance for loan losses to gross loans	0.75	0.85	0.81	0.89	0.96

Delinquent Loans:
30 - 59 days	$669	$58	$106	$2,565	$399
60 - 89 days	580	1,077	303	164	2,885
90+ days (4)	1,073	1,881	482	4,154	3,423
Total delinquency	$2,322	$3,016	$891	$6,883	$6,707
Delinquency as a % of total gross loans	0.22%	0.32%	0.09%	0.80%	0.84%

(1) Majority secured by real estate.
(2) Includes second trust deeds.
(3) Total gross loans for June 30, 2013 is net of the mark-to-market discounts on Canyon National loans of $2.1 million, on Palm Desert National loans of $4.0 million, and on SDTB loans of $560,000 and of the mark-to-market premium on FAB loans of $103,000.

(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.